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                                      Exhibit 16






April 26, 1996



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549


Gentlemen:

We have read Item 4 of Form 8-K dated April 26, 1996, of Anchor Pacific Underwriters, Inc. and Subsidiaries and are in agreement with the statements contained in the second paragraph on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                       Ernst & Young LLP